EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) dated February 28, 2009 is between Eric Walters (for himself, his spouse, family, agents and attorneys collectively,  “Executive” or “You”)), and AdvanSource Biomaterials Corporation (the “Company”).
WHEREAS, Executive and the Company previously entered into an Employment Agreement dated as of the 3rd day of April, 2006 and an amendment thereto dated 10th day of July 2007, which was effective on the 1st day of April 2007 (collectively, all of the foregoing agreements shall be referred to as the “Previous Agreements”);

WHEREAS, Executive and the Company desire for this Agreement to supersede all Previous Agreements as of the effective date of Executive’s resignation; and

WHEREAS, Executive and the Company acknowledge that this Agreement is desirable and would not otherwise be entered into unless the Agreement supersedes the Previous Agreements as of the effective date of Executive’s resignation;

WHEREAS, Executive and the Company desire for this Agreement to resolve amicably and on mutually satisfactory terms any and all issues relating to the Executive’s resignation from employment with the Company;

WHEREAS, Executive desires to resign his position as Vice President and Chief Financial Officer and the Company recognizes Executive’s valuable service to the Company;

NOW, THEREFORE, in consideration of the mutual promises and forbearances set forth in this Agreement, and other good and valuable consideration which Executive and the Company hereby acknowledge, Executive and the Company agree as follows:

1. Terms and Conditions.

a. Background and Recitals.  The foregoing Background and Recitals are incorporated into and made a part of the Terms and Conditions of the Agreement.

b. Resignation of Employment.  Executive resigns his position with the Company as Vice President and Chief Financial Officer as of the date of this Agreement.

2. Severance Benefit.  In connection with the termination of Executive’s employment with the Company effective February 28, 2009, if Executive sign and does not revoke this Agreement, Executive will receive the following Severance Benefits:

a.	34 weeks of Salary Continuation, paid on regularly scheduled Company paydays, less legally required federal and state payroll deductions (also referred to the “Severance Pay”).

b.
If Executive was enrolled in the Company’s medical, dental, and vision plans on his termination date, he may elect to continue his participation and that of his eligible dependents in those plans under the federal law known as COBRA.  If Executive does so by signing and returning the COBRA election form no later than the date he signs and returns this Agreement, then the Company will pay the Company’s share of premiums for his coverage and that of his eligible dependents for 34 weeks, or until he becomes eligible for equivalent coverage through a new employer, whichever is shorter.  At the conclusion of 34 weeks, if Executive remains eligible for COBRA, he may continue his enrollment in these plans but will be responsible for all premiums.  In no event will he be eligible for coverage longer than the period provided for under COBRA.

Severance Benefits will begin on the first regularly scheduled payday after the Effective Date of this Agreement, as defined in paragraph 13 below.

3. General Release.  In exchange for the Severance Benefits described in paragraph 2, by signing this Agreement, Executive is are waiving and releasing all known or unknown claims of every kind and nature he have or may have, as of the day he signs this Agreement, against the Company, its parent, subsidiaries, predecessors, successors, affiliates, trustees, officers, directors, fiduciaries, insurers, employees and agents (jointly “the Released Parties”) arising out of your employment, including the termination of his employment.  The claims

Executive is  releasing include, but are not limited to, any and all allegations that the Released Parties:

*
discriminated against Executive in violation of the Age Discrimination in Employment Act (“ADEA”), the Family and Medical Leave Act, or on the basis of race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, veteran status, source of income, entitlement to benefits, union activities, or any other status protected by local, state or federal laws, constitutions, regulations, ordinances or executive orders; or

*	violated the Company’s personnel policies or procedures, any covenant of good faith and fair dealing, or any express or implied contract of any kind; or

*
violated public policy, statutory or common law, including claims for:  personal injury; invasion of privacy; retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to Executive or any member of his family; and/or promissory estoppel;

*
are in any way obligated for any reason to pay Executive damages, expenses, litigation costs (including attorneys’ fees), wages and/or penalties, backpay, frontpay, disability or other benefits, compensatory damages, punitive damages, and/or interest.

4. Exclusions From General Release.  Excluded from the General Release in paragraph 3 above are any claims against the Released Parties or rights which cannot be waived or released by law.  Also excluded from the General Release is Executive’s right to file a charge against the Released Parties with an administrative agency or participate in any agency investigation of the Released Parties.  Executive is, however, waiving and releasing his right to recover any money in connection with such a charge or investigation. Executive is also waiving and releasing his right to recover money in connection with a charge or law suit filed by any other individual, group of individuals or by the Equal Employment Opportunity Commission or any other federal or state agency on your behalf or on behalf of a group of which his is a

member.   In addition, the Company acknowledges Executive’s rights (and Executive reserves his rights) to indemnification as an indemnitee under the Company's Articles of Incorporation.

5. Covenant Not To Sue.  A “covenant not to sue” is a legal term which means a promise not to file a lawsuit in court.  It is different from the General Release of claims contained in paragraph 3 above.  In addition to waiving and releasing the claims covered by paragraph 3 above, Executive agrees not to sue the Released Parties based on any claim waived or released by the General Release provided in paragraph 3 of this Agreement.  This Covenant Not To Sue does not bar Executive from bringing a claim against the Company to enforce this Agreement or to challenge the validity of this Agreement under the ADEA.  If Executive sues the Released Parties in violation of this Agreement, he shall be liable to them for their reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit.  (As indicated above, it would not violate any part of this Agreement to sue the Released Parties to enforce this Agreement, or to challenge the validity of this Agreement under the ADEA.)

6. Executive Acknowledgments.  Executive also acknowledges that he: (i) has been paid in full for all hours worked; (ii) has no accrued but unused vacation due to him; (iii) has received any leaves to which he was entitled during his employment and the Company has not interfered with his ability to request or take such leaves; (iv) has not been retaliated or discriminated against because he took a family or medical leave or any reason protected by law; and (v) has not suffered any on-the-job injury for which he has not already filed a claim.

7. Non-Admissions.  The fact and terms of this Agreement are not an admission by the Released Parties of any liability or wrongdoing under any law.

8. Non-Disparagement.   Executive understands and agrees that as a condition of his receipt of the Severance Benefits, he shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition.  The Company agrees that it will not, and will cause its senior executives (Michael Adams, Andy Reed, Paul Strati and Khristine Carroll) and Directors who are not also senior executives (William O’Neill, Anthony Armini, Michael Baretti, and Jerry Dorsey) not to take any action or make any statement which is false, disparages, criticizes, or is derogatory with respect to, Executive regardless of whether such statements would be actionable under statutory or common law liability theories.

9. Non-Disclosure of Confidential Information.  Executive acknowledges his obligation to keep confidential all non-public information concerning the Company which he acquired during the course of his employment with the Company, including without limitation, information about clients that is not otherwise publicly available; information about prospective clients; financial information unless it is publicly available; information about strategic business plans and initiatives that is not otherwise publicly available; information concerning any aspect of staff employment including but not limited to compensation, performance and disciplinary matters; computer passwords and any other electronic means that would allow non-public access to the Company; and information about the Company that is not otherwise within the public domain.

10. Confidentiality.  Executive understands and agrees that as a condition for his receipt of the Severance Benefits herein described, the existence, terms and contents of this Agreement, and the contents of any negotiations or discussions resulting in this Agreement, shall be maintained as confidential by Executive and his attorneys, agents and representatives and shall not be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the Company; provided, however, that it is agreed that the Company shall issue (and Executive shall be free to provide copies of) a press release in the form attached as Exhibit 1 to this Agreement.

11. Return of Company Property.  As a condition for Executive’s receipt of the Severance Benefits described herein, he is required to return and represent that he has returned all Company property including, but not limited to, files and records, whether in electronic or hard copy (and copies thereof), keys, passcards, electronic equipment (such as cell phones, beepers, laptop computers), hardware, software, which was in his possession or control.  Executive represents that he has left intact all electronic Company documents or files, including those which he developed or helped develop during his employment.

12. Additional Employee Acknowledgments.  Executive agrees that:

*	He is entering into this Agreement knowingly and voluntarily;

*	He as been advised to consult with an attorney before signing this Agreement;

*	He understands that he may take up to twenty-one days from the date he receives this Agreement to consider this Agreement before signing it;

*	except for this Agreement he is not entitled to the Separation Benefits described in paragraph 2 of this Agreement;

*	this Agreement is the entire Agreement between Executive and the Company regarding his release of claims against the Company.

13. Revocation/Payment.  After Executive signs this Agreement, he will have seven (7) days to revoke it if he changes his mind.  If Executive wants to revoke the Agreement, he should deliver a written revocation to Michael Adams, the CEO of the Company,  within 7 days after he signed it.  If Executive revokes this Agreement by delivery of a written revocation, this Agreement shall be of no effect and will not bind or obligate either him or the Company.

If Executive does not revoke this Agreement, this Agreement becomes effective on the eighth day after he signed it (the “Effective Date”) and he will receive the Severance Benefits described in paragraph 2.

14. Severability.  If any part of this Agreement is found to be invalid, the rest of the Agreement will be enforceable.

15. Applicable Law. This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.  Executive hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

ERIC WALTERS	AdvanSource Biomaterials Corporation
/s/ Eric Walters	BY: /s/ Michael F. Adams
TITLE: President and Chief Executive Officer
DATE February 27, 2009	DATE February 28, 2009